  Exhibit 99.1

LOOP INDUSTRIES REPORTS FOURTH QUARTER CONSOLIDATED FINANCIAL RESULTS OF FISCAL 2020 AND PROVIDES UPDATES ON BUSINESS DEVELOPMENTS
COMPANY EXPRESSES INTEREST TO INCREASE ITS PARTICIPATION IN JOINT VENTURE

MONTREAL, July 14, 2020 (ACCESSWIRE) - Loop Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop Industries”), a leading sustainable plastics technology innovator, today announced its consolidated financial results for the first quarter of the fiscal year ending February 28, 2021, and provided an update on its continuing progress in implementing its business plan.

Commercialization Progress

On March 25, 2020, due to the COVID-19 pandemic, the Québec provincial government issued an order that all non-essential business and commercial activity in the province shut down. The order provided exemptions that allowed us to continue reduced operations at our pilot plant and we continued working remotely to support the engineering activities with our joint venture partner,Indorama Ventures Holdings LP (“Indorama”), and our engineering partner, for the Spartanburg joint venture facility and pursue our plans for the commercialization of our technology. On May 11, the government announced that we could re-start complete operations. We have implemented all the necessary measures required by the Québec provincial government to ensure a safe work environment for our employees and we are operating at full capacity.

Over the period, our team in Canada continued to optimize our technology and make engineering design improvements which have reduced both capital and operating costs and further enhanced the projected return on investment for the project. These improvements were achieved together with Worley, a leading global engineering, procurement and construction company which we are engaging to provide a fixed-price construction contract for Spartanburg and work on Loop Industries engineering and construction plans.

In order to move forward expeditiously with the Spartanburg facility and its overall commercialization plans, and in light of the continuing improvements which have been achieved, we have expressed our desire to and are exploring joint venture structures and financing alternatives to increase our equity participation in the project. Indorama has reiterated to the joint venture its commitment to maintaining an investment in the Spartanburg project, which is strategically important to support the sustainability objectives of its customers. Discussions on the joint venture structure and financing are on-going.

In our 10-K which was filed on May 5, 2020 and amended on May 6, 2020 we indicated that we were monitoring the COVID-19 pandemic and the possible impacts it could have on the expected commissioning date. Unfortunately, despite the continued progress in Canada, the situation in the United States and the continued border closures and quarantine requirements between Canada and the US have caused some disruptions in our timetable. As a result, we now expect a delay in the anticipated commissioning date of the facility of approximately three to six months but that assumes no further delays, which we cannot ensure will be the case in light of the COVID-19 pandemic. The discussions regarding the structure and financing of the joint venture are not expected to further delay this timetable.

We continue to develop the engineering of the Infinite LoopTM technology, and we are actively engaged in planning our first Infinite LoopTM manufacturing complex in Europe with a strategic partner.

First Quarter Ended May 31, 2020

The following table summarizes our operating results for the three-month periods ended May 31, 2020 and 2019, in U.S. Dollars.

	Three Months Ended May 31,
	2020	2019	$ Change
Revenues	$-	-	$-

Operating expenses
Research and development
Stock-based compensation	352,007	312,435	39,572
Other research and development	1,128,581	685,426	443,155
Total research and development	1,480,588	997,861	482,727

General and administrative
Stock-based compensation	659,817	618,255	41,562
Other general and administrative	1,293,264	1,284,375	8,889
Total general and administrative	1,953,081	1,902,630	50,451

Depreciation and amortization	255,974	164,336	91,638
Interest and other financial expenses	126,776	501,849	(375,073)
Interest income	(40,346)	-	(40,346)
Foreign exchange (gain) loss	76,641	(12,126)	88,767
Total operating expenses	3,852,714	3,554,550	298,164
Net loss	$(3,852,714)	$(3,554,550)	$(298,164)

The net loss for the three-month period ended May 31, 2020 increased $0.30 million to $3.85 million, as compared to the net loss for the three-month period ended May 31, 2019 which was $3.55 million. The increase is primarily due to increased research and development expenses of $0.48 million, an increase in depreciation and amortization of $0.09 million, an increase in foreign exchange loss of $0.09 million and an increase in general and administration expenses of $0.05 million, offset by lower interest and other financial expenses of $0.38 million and by higher interest income of $0.04 million.

Research and development expenses for the three-month period ended May 31, 2020 amounted to $1.48 million compared to $1.00 million for the three-month period ended May 31, 2019, representing an increase of $0.48 million, or representing an increase of $0.44 million excluding stock-based compensation. The increase of $0.44 million was primarily attributable to higher employee-related expenses of $0.19 million and lower research and development tax credits of $0.36 million. During the three-month period ended May 31, 2020, the Company recorded a decrease in refundable research and development tax credits receivable, increasing research and development expenses by $0.24 million which was partially offset by a COVID-19 related government wage subsidy of $0.10 million. The increase in non-cash stock-based compensation expense of $0.04 million is mainly attributable to the timing of stock awards provided to certain employees.

General and administrative expenses for the three-month period ended May 31, 2020 amounted to $1.95 million compared to $1.90 million for the three-month period ended May 31, 2019, representing an increase of $0.05 million, or $0.01 million excluding stock-based compensation. The increase of $0.01 million was mainly attributable to higher insurance expenses of $0.36 million, offset by lower professional fees of $0.21 million and lower employee-related expenses of $0.08 million. During the three-month period ended May 31, 2020, the Company recorded a COVID-19 related government wage subsidy of $0.04 million in general and administrative expenses. Stock-based compensation expense for the three-month period ended May 31, 2020 amounted to $0.66 million compared to $0.62 million for the three-month period ended May 31, 2019, representing an increase of $0.04 million, which was mainly attributable higher stock awards provided to executives.

Depreciation and amortization for the three-month period ended May 31, 2020 totaled $0.26 million compared to $0.16 million for the three-month period ended May 31, 2019, representing an increase of $0.09 million. This increase is mainly attributable to the addition of fixed assets at the Company’s pilot plant and corporate offices.

Interest and other financial expenses for the three-month period ended May 31, 2020 totaled $0.13 million compared to $0.50 million the three-month period ended May 31, 2019, representing an increase of $0.38 million. This decrease is attributable to the non-cash accretion expense relating to the convertible notes issued during the 2019 Fiscal year in the amount of $0.51 million, the interest expense relating to the convertible notes issued during the 2019 Fiscal year in the amount of $0.12 million, offset by the gain on conversion of the November 2018 Notes in the amount of $0.27 million in the three-months ended May 31, 2019 and a loss on foreign exchange contracts of $0.10 million during the three-months ended May 31, 2020. During the three months ended May 31, 2020, there were no convertible notes outstanding.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

We are a development stage company with no revenues, and our ongoing operations and commercialization plans are being financed by raising new equity and debt capital. To date, we have been successful in raising capital to finance our ongoing operations, reflecting the potential for commercializing our branded resin and the progress made to date in implementing our business plans. As at February 29, 2020, we had cash and cash equivalents on hand of $27.51 million.

Management continues to be positive about our growth strategy and is evaluating our financing plans to continue to raise capital to finance the start-up of commercial operations and continue to fund the further development of our ongoing operations. Although we continue to be in a good liquidity position with cash and cash equivalents on hand of $27.51 million, in light of the current global COVID-19 pandemic and its impacts on the global capital markets, our liquidity position may change, including the inability to raise new equity and debt, disruption in completing repayments or disbursements to our creditors.

As reflected in the accompanying interim unaudited condensed consolidated financial statements, we are a development stage company, we have not yet begun commercial operations and we do not have any sources of revenue. Management believes that the Company has sufficient financial resources to fund planned operating and capital expenditures and other working capital needs for at least, but not limited to, the 12-month period from the date of issuance of the May 31, 2020 interim condensed consolidated financial statements. There can be no assurance that any future financing will be available or, if available, that it will be on terms that are satisfactory to us.

As at May 31, 2020, we have a long-term debt obligation to a Canadian bank in connection with the purchase, in the year ended February 28, 2018, of the land and building where our pilot plant and corporate offices are located at 480 Fernand-Poitras, Terrebonne, Québec, Canada J6Y 1Y4. On January 24, 2018, the Company obtained a $1,015,449 (CDN$1,400,000) 20-year term instalment loan (the “Loan”), from a Canadian bank. The Loan bears interest at the bank’s Canadian prime rate plus 1.5%. By agreement, the Loan is repayable in monthly payments of $4,231 (CDN$5,833) plus interest, until January 2021, at which time it will be subject to renewal. It includes an option allowing for the prepayment of the Loan without penalty.

We also have a long-term debt obligation to Investissement Québec in connection with a financing facility equal to 63.45% of all eligible expenses incurred for the expansion of its Pilot Plant up to a maximum of $3,336,476 (CDN$4,600,000). We received the first disbursement in the amount of $1,602,404 (CDN$2,209,234) on February 21, 2020. There is a 36-month moratorium on both capital and interest repayments as of the first disbursement date. At the end of the 36-month moratorium, capital and interest will be repayable in 84 monthly installments. The loan bears interest at 2.36%. We have also agreed to issue to Investissement Québec warrants to purchase shares of our common stock in an amount equal to 10% of each disbursement up to a maximum aggregate amount of $333,647 (CDN$460,000). The warrants will be issued at a price per share equal to the higher of (i) $11.00 per share and (ii) the ten-day weighted average closing price of Loop Industries shares of common stock on the Nasdaq stock market for the 10 days prior to the issue of the warrants. The warrants can be exercised immediately upon grant and will have a term of three years from the date of issuance. The loan can be repaid at any time by us without penalty. On February 21, 2020, upon the receipt of the first disbursement under this facility, we issued a warrant to purchase 15,153 shares of common stock at a price of $11.00 to Investissement Québec.

Flow of Funds

Summary of Cash Flows

A summary of cash flows for the three months ended May 31, 2020 and 2019 was as follows:

	Three Months Ended May 31,
	2020	2019
Net cash used in operating activities	$(4,977,900)	$(2,087,353)
Net cash used in investing activities	(1,188,789)	(995,356)
Net cash (used) provided by financing activities	(12,693)	4,253,727
Effect of exchange rate changes on cash	(29,534)	(32,796)
Net (decrease) increase in cash	$(6,208,916)	$1,138,222

Net Cash Used in Operating Activities

During the three months ended May 31, 2020, we used $4.98 million in operations compared to $2.01 million during the three months ended May 31, 2019. The increase in cash used in operations is mainly attributable to the prepayment of annual directors and officers insurance premium and other prepayments of $1.87 million as well as the variation in accounts payable and accrued liabilities of $0.72 million. The variation in the amount of prepaid directors and officers insurance is due to an increase of $1.30 million of the annual premium as well as a change in the payment structure wherein a full up-front payment was made in the current year compared to monthly payments being made in the prior year. The variation in accounts payable accrued liabilities since year-end is due to the decrease in accrued professional fees and payroll taxes which were paid during the three-month period ended May 31, 2020. The Company continued to invest in research and development on its existing technologies and new technologies, particularly on the implementation of its GEN II technology as the Company moves to the next phase of commercialization.

Net Cash Used in Investing Activities

During the three months ended May 31, 2020, the Company made investments of $0.39 million in property, plant and equipment as compared to $0.50 million for the three months ended May 31, 2019, primarily in connection with the upgrade of its GEN II industrial pilot plant. During the three months ended May 31, 2020, the Company made investments in intangible assets particularly in its GEN II patent technology in the United States and around the world.

During the three months ended May 31, 2020, the Company also made an additional contribution of $0.65 million to Indorama Loop Technologies, LLC, the joint venture with Indorama Ventures Holdings LP, USA.

Net Cash (Used) Provided by Financing Activities

During the three months ended May 31, 2020, we repaid $0.01 million of long-term debt.

As at May 31, 2020, we did not have any significant lease obligations to third parties.

Loop Industries, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended May 31,
	2020	2019
Revenue	$-	$-

Expenses
Research and development	1,480,588	997,861
General and administrative	1,953,081	1,902,630
Depreciation and amortization	255,974	164,336
Interest and other financial expenses	126,776	501,849
Interest income	(40,346)	-
Foreign exchange loss (gain)	76,641	(12,126)
Total expenses	3,852,714	3,554,550

Net loss	(3,852,714)	(3,554,550)

Other comprehensive loss
Foreign currency translation adjustment	(170,412)	(140,142)
Comprehensive loss	$(4,023,126)	$(3,694,692)
Loss per share
Basic and diluted	$(0.10)	$(0.11)
Weighted average common shares outstanding
Basic and diluted	39,916,838	34,714,510

Loop Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	May 31, 2020	February 29, 2020

Assets
Current assets
Cash and cash equivalents	$27,508,755	$33,717,671
Sales tax, tax credits and other receivables	570,214	664,544
Prepaid expenses	1,937,039	141,226
Total current assets	30,016,008	34,523,441
Investment in joint venture	1,500,000	850,000
Property, plant and equipment, net	7,250,045	7,260,254
Intangible assets, net	334,046	202,863
Total assets	$39,100,099	$42,836,558

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$1,411,472	$2,082,698
Current portion of long-term debt	50,772	52,126
Total current liabilities	1,462,244	2,134,824
Long-term debt	2,185,449	2,238,026
Total liabilities	3,647,693	4,372,850

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001: 250,000,000 shares authorized; 39,916,905 shares issued and outstanding (February 28, 2019 – 39,910,774)	3,993	3,992
Additional paid-in capital	83,306,794	82,379,413
Additional paid-in capital – Warrants	9,870,241	9,785,799
Accumulated deficit	(57,169,761)	(53,317,047)
Accumulated other comprehensive loss	(558,861)	(388,449)
Total stockholders' equity	35,452,406	38,463,708
Total liabilities and stockholders' equity	$39,100,099	$42,836,558

Loop Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended May 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(3,852,714)	$(3,554,550)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	256,090	164,336
Stock-based compensation expense	1,011,824	930,690
Accrued interest expenses	9,416	117,433
Loss on revaluation of warrants	-	8,483
Debt accretion	8,547	583,727
Deferred financing expenses	-	46,442
Gain on conversion of convertible notes	-	(268,730)
Loss on revaluation of foreign exchange contracts	98,502	-
Changes in operating assets and liabilities:
Sales tax and tax credits receivable	76,410	(158,954)
Prepaid expenses	(1,865,216)	49,136
Accounts payable and accrued liabilities	(720,759)	(5,366)
Net cash used in operating activities	(4,977,900)	(2,087,353)

Cash Flows from Investing Activities
Investment in joint ventur	(650,000)	(500,000)
Additions to property, plant and equipment	(394,403)	(470,545)
Additions to intangible assets	(144,386)	(24,811)
Net cash used in investing activities	(1,188,789)	(955,356)

Cash Flows from Financing Activities
Proceeds from sale of common shares	-	5,130,000
Share issuance costs	-	(863,216)
Repayment of long-term debt	(12,693)	(13,057)
Net cash (used) provided by financing activities	(12,693)	4,253,727

Effect of exchange rate changes	(29,534)	(32,796)
Net decrease in cash	(6,208,916)	1,138,222
Cash, beginning of period	33,717,671	5,833,390
Cash, end of period	$27,508,755	$6,971,612

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$10,311	$14,488
Interest received	$40,346	$-

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world's shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no- and low-value waste PET plastic and polyester fiber, including bottles, packaging, carpets, and other textiles of any color, transparency or condition, including waste PET plastic recovered from the ocean that has been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified, and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging, and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement towards a circular economy by preventing plastic waste and recovering waste plastic for a more sustainable future for all.

Common shares of the Company are listed on the Nasdaq Global Market under the symbol “LOOP.”
For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop Industries' control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) building our manufacturing facility, (vii) our ability to sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of COVID-19, which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, and (xi) other factors discussed in our subsequent filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop Industries assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Investors:

Greg Falesnik
MZ Group - MZ North America
+1 949-259-4987
LOOP@mzgroup.us
www.mzgroup.us

Media Inquiries:

Stephanie Corrente
Loop Industries, Inc.
+1 (450) 951-8555 ext. 226
scorrente@loopindustries.com